Exhibit 99.1

Collectors Universe Announces Preliminary First Quarter Results

NEWPORT BEACH, CA – October 5, 2012 ― Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced preliminary results for its first quarter ended September 30, 2012.

For the first quarter of fiscal 2013, service revenues are expected to be approximately $10.7 million and operating income is expected to be approximately $1.2 million, compared to service revenues of $11.9 million and operating income of $2.5 million for the first quarter of the fiscal 2012.

Cash at September 30, 2012 is expected to be $19.5 million, compared with $21.2 million at June 30, 2012 and $20.6 million at September 30, 3011.

Michael McConnell, Chief Executive Officer, stated, “The expected results for the first quarter, reflect lower revenues and operating income from our coin business as compared to the first quarter of the prior year.  In response to this general market decline, during the latter part of the quarter, we reduced our coin operating costs by approximately $1.1 million on an annual basis, to more closely align our authentication and grading capacity to current expectations. Moreover, we will continue to closely monitor our cost structure and consider other actions to improve the profitability of the business.”

The first quarter preliminary results discussed in this press release are subject to change based on the completion of the Company’s normal quarter end review process.  The Company expects to report complete results for the first quarter on or about November 8, 2012.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs, memorabilia and stamps (“collectibles”).  The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, collectible stamps, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business.  This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Cautionary Statements Regarding Forward-Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in the year ended June 30, 2012, making our operating results more vulnerable to conditions that could adversely affect the precious metals and coin markets ; the risks that the economic recovery may remain sluggish or stall, that economic conditions may deteriorate as a result of events outside of our control, including the European sovereign debt crisis, concerns regarding the United States deficit or international tensions that could cause a slowing in the growth or even a decline in gold and silver prices, any of which could result in reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the economic recession from 2008 to 2010 and the anemic economic recovery in the United States will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2012 filed with the Securities and Exchange Commission on August 30, 2012.  Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe, Inc. 949-567-1245 Email: jwallace@collectors.com